                                                                    EXHIBIT 4.24




                            ASSET PURCHASE AGREEMENT



                                  by and among

                         TRINTECH TECHNOLOGIES LIMITED,

                                 MARIO SANCHEZ

                                      and

                              EDUARDO SPANGENBERG

                                  Dated as of

                               September 12, 2000

                               TABLE OF CONTENTS

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                                                                            Page
                                                                            ----
ARTICLE I....................................................................  1

     1.1    Purchase and Sale................................................  1

ARTICLE II...................................................................  2

     2.1    Purchase Price...................................................  2
     2.2    Payments to the Vendors at Closing...............................  2
     2.3    Second Purchase Payment..........................................  2
     2.4    Contingent Payments..............................................  3
     2.5    Sales and Other Taxes............................................  5

ARTICLE III CLOSING..........................................................  6

     3.1    Date, Time and Place of Closing..................................  6
     3.2    Closing Deliveries...............................................  6
     3.3    Taking of Further Action.........................................  7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE VENDORS.....................  7

     4.1    Due Execution....................................................  7
     4.2    No Conflict......................................................  7
     4.3    Consents.........................................................  8
     4.4    Tax Matters......................................................  8
     4.5    Litigation.......................................................  8
     4.6    Brokers' and Finders' Fees.......................................  8
     4.7    Compliance with Laws.............................................  9
     4.8    Complete Copies of Materials.....................................  9
     4.9    Powers of Attorney...............................................  9
     4.10   Intellectual Property of the Vendors.............................  9
     4.11   Representations Complete......................................... 12

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.................... 12

     5.1    Organization, Standing and Power................................. 12
     5.2    Authority........................................................ 12
     5.3    No Conflict...................................................... 13
     5.4    Consents......................................................... 13
     5.5    Brokers' and Finders' Fees....................................... 13

ARTICLE VI ADDITIONAL AGREEMENTS............................................. 13

     6.1    Conduct of Business Prior to Closing............................. 13
     6.2    Conduct of Vendors............................................... 14
     6.3    Access to Information............................................ 14
     6.4    Confidentiality.................................................. 14

                                      -1-
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                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----

     6.5    Expenses......................................................... 15
     6.6    Public Disclosure................................................ 15
     6.7    Exclusive Dealing................................................ 16
     6.8    Notification of Certain Matters.................................. 16
     6.9    Employment Compensation.......................................... 16
     6.10   Noncompetition Agreement......................................... 16
     6.11   Payments to Employees............................................ 16
     6.12   Subsidiary Company Lease......................................... 17
     6.13   Additional Documents and Further Assurances...................... 17

ARTICLE VII CONDITIONS TO THE CLOSING........................................ 17

    7.1     Conditions to Obligations of the Vendors......................... 17
    7.2     Conditions to the Obligations of the Purchaser................... 18

ARTICLE VIII POST-CLOSING COVENANTS.......................................... 20

    8.1     General.......................................................... 20
    8.2     Confidentiality.................................................. 20

ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY............. 21

    9.1     Survival of Representations, Warranties and Covenants............ 21
    9.2     Agreement to Indemnify........................................... 21
    9.3     Survival of Indemnity; Time Limit................................ 21
    9.4     Procedure for Asserting Claims................................... 22

ARTICLE X TERMINATION, AMENDMENT AND WAIVER.................................. 22

   10.1     Termination...................................................... 22
   10.2     Effect of Termination............................................ 23
   10.3     Amendment........................................................ 24
   10.4     Extension; Waiver................................................ 24

ARTICLE XI................................................................... 24

   11.1     Employees........................................................ 24
   11.2     Employee Liability............................................... 24

ARTICLE XII GENERAL PROVISIONS............................................... 25

   12.1     Notices.......................................................... 25
   12.2     Interpretation................................................... 26
   12.3     Counterparts..................................................... 26
   12.4     Entire Agreement; Assignment..................................... 26
   12.5     Severability..................................................... 26
   12.6     Other Remedies................................................... 26


                                      -2-
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                              TABLE OF CONTENTS
                                                                            Page
                                                                            ----

     12.7   Arbitration...................................................... 26
     12.8   Governing Law.................................................... 27
     12.9   Currency......................................................... 27
     12.10  Rules of Construction............................................ 27


                             Exhibits and Schedules
                             ----------------------

Schedule 1          -    Disclosure Schedule
Schedule 1.1(a)     -    SurSoft Software
Schedule 4.10(f)    -    License Agreements
Schedule 7.2(l)     -    Key Employees
Exhibit A           -    Certain Defined Terms
Exhibit B           -    Performance Milestones
Exhibit 2.2(a)      -    Form of  Escrow Letter
Exhibit 3.2         -    Form of General Assignment of Intellectual Property and
                         Copyright Assignment
Exhibit 6.10        -    Form of Noncompetition Agreement
Exhibit 7.1(i)      -    Form of Share Subscription Agreement
Exhibit 7.1(j)      -    Form of Second Subscription Agreement
Exhibit 7.1(k)      -    Form of  Guarantee
Exhibit 7.2(h)      -    Form of Opinion of Mrs. Alicia Seijas

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of September 12, 2000 by and among Trintech Technologies Limited, a company organized under the laws of Ireland (the "Purchaser") and Eduardo Spangenberg ("Spangenberg") and Mario Sanchez ("Sanchez"), (collectively, the "Vendors" and individually, a "Vendor").

                                    RECITALS
     A. Other than as fully and specifically described herein, the Vendors are the owners of all rights, title and interest in and to the Transferred Assets (as defined below).

     B. The Purchaser wishes to purchase from the Vendors and the Vendors wish to sell to the Purchaser all of the Vendors' rights, title and interest in and to the Transferred Assets.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the parties agree as follows:

                                   ARTICLE I

        PURCHASE AND SALE OF SURSOFT SOFTWARE AND INTELLECTUAL PROPERTY

     1.1   Purchase and Sale.  Subject to the terms and conditions set
           -----------------
forth in this Agreement, on the Closing Date (as defined below), the Vendors hereby agree to convey, sell, transfer, assign and deliver to the Purchaser and the Purchaser agrees to purchase from the Vendors, all of the Vendors' right, title and interest in and to:

             (a) all software included in that certain diskette previously provided to the Purchaser by the Vendors receipt of which is hereby acknowledged, plus the software developed by the Vendors commonly referred to as
              ----
the "SurSoft Software" specifically described in Schedule 1.1(a) attached hereto, free and clear of all liens, pledges, charges, claims, security interests or other encumbrances of any sort (collectively, "Liens") (the "SurSoft Software"); and

             (b) all other intellectual property related to the SurSoft Software, including databases, market information, research and development, patents, patent applications, copyrights, copyright registration applications, trademarks and service marks and related applications, trade names, trade secrets, proprietary information, technology rights and licenses, proprietary rights and processes, research and development in progress, and all domain names or email domains, and any and all other intellectual property including, all things authored, discovered, developed, made, perfected, improved, designed, engineered, devised, acquired, produced, conceived or first reduced to practice by the Vendors and that pertain to or are used in connection with the SurSoft Software, or that are relevant to an understanding or to the development of the SurSoft Software or to the performance of the SurSoft Software of its intended function or purpose, whether tangible or intangible, in any stage of development, including enhancements, designs, technology, improvements, inventions, works of authorship, formulas, processes, routines, subroutines, techniques, concepts, object code, flow charts, diagrams, coding sheets, source code, listings and annotations, programmers' notes, information, workpapers, work product and other materials of any types whatsoever, excepting any such property that is situate in Ireland, and all rights of any kind in or to any of the foregoing (any such other intellectual property referred to as the "Additional Intellectual Property" and together with the SurSoft Software, hereinafter referred to as the "Transferred Assets").

             (c) For the purposes of this Agreement, "Deliverables" shall mean all tangible Transferred Assets where title is capable of passing by delivery and "Non-Deliverables" shall mean all intangible Transferred Assets where title is not capable of passing by delivery.

                                  ARTICLE II

                                 PURCHASE PRICE

     2.1   Purchase Price.
           ---------------

             (a) As sole consideration of the conveyance, sale, transfer, assignment and delivery of the Non-Deliverables, the Purchaser, in full payment for the Non-Deliverables, (i) shall pay to the Vendors the Non-Deliverables Payment and (ii) has previously paid to the Vendors the Commitment Amount (as each such term is defined in Exhibit A attached hereto).
                             ---------

             (b) As sole consideration of the conveyance, sale, transfer, assignment and delivery of the Deliverables, the Purchaser shall pay to the Vendors, in full payment for the Deliverables, the Initial Deliverables Payment, the Contingent Payments and, subject to Section 2.3(b), the Conditional Deliverables Payment (as each such term is defined in Exhibit A attached
                                                      ---------
hereto).

             (c) For the purposes of this Agreement, "Purchase Price" shall mean, collectively, the Non-Deliverables Payment, the Commitment Amount, the Initial Deliverables Payment, the Conditional Deliverables Payment and the Contingent Payments.

     2.2   Payments to the Vendors at Closing.
           ----------------------------------

             (a) At the closing of the transaction of purchase and sale contemplated hereby, the Purchaser shall (i) pay to or to the order of the Vendors or any attorney-in-fact duly authorized by each Vendor or their respective and duly evidenced heirs the Non-Deliverables Payment, by check or wire transfer of immediately available funds and (ii) deposit with Guyer & Regules, as escrow agent (the "Escrow Agent") the Initial Deliverables Payment to be held in escrow pursuant to the terms of the escrow letter as Exhibit
                                                                   -------
2.2(a) (the "Escrow Letter").
------

             (b) Subject to the terms and conditions of this Agreement, each Vendor shall receive an amount equal to 50% of the Initial Deliverables Payment and the Non-Deliverables Payment,

     2.3   Second Purchase Payment.
           -----------------------

             (a) Subject to Section 2.3(b), on the date that is no later than twelve months and 10 days after the Closing Date (the "Second Payment Date"), the Purchaser shall pay the Conditional Deliverables Payment by (i) paying to or to the order of the Vendors or any attorney-in-fact duly authorized by each Vendor or their respective and duly evidenced heirs the First Amount of (as defined in Exhibit A attached hereto) by check or wire transfer of
           ---------
immediately available funds and (ii) depositing with Guyer & Regules, as escrow agent, the Escrowed Amount to be held in escrow pursuant to the terms of the Escrow Letter.

             (b) Unless otherwise specifically stated herein, the payment by the Purchaser of Conditional Deliverables Payment is subject to the conditions set forth in Exhibit B attached hereto being fulfilled or performed
             ---------
by the Vendors on or prior to the date which is twelve months after the Closing Date (the "Performance Milestones"). The Purchaser and the Vendors shall mutually determine whether and to what extent the Performance Milestones have been met.

             (c) Upon the Vendors' written request (such request not to occur more than once every four calendar months) the Purchaser shall designate an officer to review whether and to what extent the Milestones have been achieved. In the event that such designated officer determines that the Milestones have been achieved prior to the expiration of the 12 month period following the Closing Date, the Conditional Deliverables Payment shall be paid to the Vendors in accordance with the terms of this Agreement.

             (d) Subject to Sections 2.3(a), 2.3(b) and 2.3(c) of this Agreement, each Vendor shall receive an amount equal to 50% of the Conditional Deliverables Payments.

     2.4   Contingent Payments. On the dates which are thirty days after the end
           -------------------
of each of the first five year anniversaries of the Closing Date, each Vendor shall be entitled to earn Contingent Payments (as defined in Exhibit A attached
                                                             ---------
hereto); provided that:

             (a)  the annual Business Revenue (as defined in Exhibit A attached
                                                             ---------
hereto) shall be calculated according to U.S. generally accepted accounting principles ("GAAP"), as of each of the first five year anniversaries of the Closing Date;

             (b) the auditors of the Purchaser, Ernst & Young, shall deliver to the Vendors a letter representing that all Business Revenues for such year have been accounted for in accordance with the terms and provisions of this Agreement;

             (c) if at any time on or prior to the third anniversary of the Closing Date either Vendor voluntarily terminates his employment with the Purchaser, the Subsidiary Company (as defined in Section 7.2(l) below), the wholly-owned subsidiary company of Trintech Group PLC to be organized pursuant to the laws of Uruguay (the "Local Company") or their affiliates or subsidiaries no Contingent Payments shall be earned by such Vendor on and after the date of such termination (provided, however, that such Vendor shall be entitled to earn a final Contingent Payment based on the portion of the year elapsed since the Closing Date or the last Contingent Payment, as applicable up to and including the date of such termination, such final Contingent Payment being determined as the greater of (a) 12.5% of the Business Revenue for the portion of the year elapsed since the Closing Date or the last Contingent Payment, as applicable or (b) the amount determined on a pro rata basis of the fixed amount (as defined in Exhibit A under "Contingent Payment") corresponding to the year in which termination occurred);

             (d) if at any time following the third anniversary of the Closing Date either Vendor voluntarily terminates his employment with the Purchaser, the Subsidiary Company, the Local Company or their affiliates or subsidiaries such Vendor shall be entitled to continue to earn Contingent Payments on and after the date of such termination;

             (e) if at any time during the first five years following the Closing Date either Vendor's employment with the Purchaser, the Subsidiary Company, the Local Company or their affiliates or subsidiaries is terminated by the Purchaser, the Subsidiary Company, the Local Company or their affiliates or subsidiaries without Cause, such Vendor or his duly evidenced heirs shall be entitled to continue to earn Contingent Payments on and after the date of such termination;

             (f) if at any time during the first five years following the Closing Date either Vendor's employment with the Purchaser, the Subsidiary Company, the Local Company or their affiliates or subsidiaries is terminated by the Purchaser, the Subsidiary Company, the Local Company or their affiliates or subsidiaries with Cause, no Contingent Payments shall be earned by such Vendor on and after the date of such termination (provided, however, that such Vendor shall be entitled to earn a final Contingent Payment based on the portion of the year elapsed since the Closing Date or the last Contingent Payment, as applicable up to and including the date of such termination, such final Contingent Payment being determined as the greater of (a) 12.5% of the Business Revenue for the portion of the year elapsed since the Closing Date or the last Contingent Payment, as applicable or (b) the amount determined on a pro rata basis of the fixed amount (as defined in Exhibit A under "Contingent Payment") corresponding to the year in which termination occurred); and

             (g) if at any time after the Closing Date either Vendor's employment with the Purchaser, the Subsidiary Company, the Local Company or their affiliates or subsidiaries is terminated by virtue of the Vendor's death or Total Disability, such Vendor or his duly evidenced heirs shall be entitled to continue to earn Contingent Payments on and after the date of such death or Total Disability.

             (h)  For the purposes of this Agreement:

     "Cause" in relation to a Vendor, means (i) any act of personal dishonesty taken by a Vendor in connection with his responsibilities as an employee or consultant of the Purchaser, the Subsidiary Company, the Local Company or their affiliates or subsidiaries; (ii) the conviction of a Vendor for an unlawful or criminal act; (iii) an act by a Vendor which constitutes gross, negligent or willful misconduct and which is injurious to the Purchaser, the Subsidiary Company, the Local Company or their affiliates or subsidiaries; or (iv) failure to perform reasonably assigned duties after notice and a period of thirty (30) days to cure such failure;

     "Total Disability" in relation to a Vendor, shall be deemed to have occurred if a Vendor's physical and/or mental condition is such that the Vendor is unable to perform those duties and responsibilities as directed by the Board of Directors of either the Subsidiary Company or the Local Company, as the case may be and such inability can reasonably be expected to continue and does continue for a period of not less than six months. The determination that the Vendor suffers from a Total Disability shall be made by a committee of physicians to be chosen as follows. Upon either the Purchaser, the Subsidiary Company or the Local Company on the one hand or the Vendor on the other providing written notice to the other of such Vendor's disability ("Notice of Disability"), the Vendor on the one hand and either the Purchaser, the Subsidiary Company or the Local Company on the other shall each designate one
(1) physician within five (5) calendar days after receipt of the Notice or Disability. Such designated physicians shall mutually agree upon and shall designate a third physician. The final decision of a majority of such designated physicians shall be furnished to the Vendors, the Purchaser, the Subsidiary Company and the Local Company in writing and shall constitute a conclusive determination of whether the Vendor is totally disabled for the purposes of this Agreement and shall be binding upon all parties and shall not be contested by any of them. The Purchaser agrees to pay or cause to be paid all costs and expenses associated with the foregoing.

     "termination" means, notwithstanding applicable notice provisions and Uruguay legal requirements, the date upon which the Vendor provides or receives notice to or from the Purchaser, the Subsidiary Company, the Local Company or one of their affiliates or subsidiaries of the termination of his employment.

             (i) Notwithstanding the foregoing, if on or prior to the second anniversary of the Closing Date the Vendors have not delivered to the Purchaser all in-line code comments, variable names, database entries etc. related to the SurSoft Software translated into English ( the "English Translation"), the Purchaser shall be entitled to deduct from each remaining Contingent Payment an amount that is equal to the percentage of the English Translation that has not been translated into English as determined by the Purchaser in its reasonable discretion, multiplied by $250,000.

             (j) The Contingent Payments in no way form a part of the consideration being given under this Agreement for the Non-Deliverables. Contingent Payments due by the Purchaser to the Vendors shall be made by check or wire transfer of immediately available funds to or to the order of the Vendors or any attorney-in-fact duly authorized by each Vendor or their respective and duly evidenced heirs on the date determined in accordance with
Section 2.2

     2.5   Sales and Other Taxes. Each party hereto agrees that it or he shall
           ---------------------
be responsible for and shall pay and discharge promptly when due the entire amount of any and all taxes incurred by such party by reason of or in connection with the sale and transfer of the Transferred Assets.

                                  ARTICLE III

                                    CLOSING


     3.1   Date, Time and Place of Closing.  The closing (the "Closing") of the
           -------------------------------
transaction of purchase and sale contemplated by this Agreement shall occur at the offices of Guyer & Regules, Plaza Independencia 811, PB 11.100 Montevideo, Uruguay at 1p.m., local time, on the fifth business day following the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated (other than conditions with respect to actions the respective parties hereto will take at the Closing itself) or on such other date as the parties hereto shall agree (the "Closing Date").

     3.2   Closing Deliveries.
           ------------------

             (a)  At the Closing:

                       (i) the Vendors will deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 7.2 below;

                       (ii) the Purchaser will deliver to the Vendors the various certificates, instruments, and documents referred to in Section 7.1 below;

                       (iii) the Vendors will execute, acknowledge (if appropriate) and deliver to the Purchaser all endorsements, assignments, consents to assignments to the extent obtained and other instruments and documents as may reasonably be requested to sell, convey, assign, transfer and deliver to the Purchaser good title to all of the Non-Deliverables free clear of any and all Liens, including a General Assignment of Intellectual Property and a Copyright Assignment in substantially the forms attached as Exhibit 3.2;
                                                            -----------

                       (iv) the Vendors and the Purchaser each acknowledge that, subject to the payment of the Purchase Price, all of the Vendors' right, title and interest in and to each Deliverable shall pass to the Purchaser immediately upon delivery of the same without requiring the execution and delivery of any instrument or instruments of assignment;

                       (v) the Vendors shall cause the SurSoft Software to be delivered electronically to the Purchaser's order. The Vendors shall be obligated to retain its existing tangible embodiments of the SurSoft Software until it is notified in writing by the Purchaser to destroy such tangible embodiments. The Vendors shall, within five days of such notification, destroy all tangible embodiments of the SurSoft Software, such destruction to be verified in writing by a notary public and thereupon, the Vendors shall not retain any tangible embodiments of the SurSoft Software. The Vendors agree to forward to the Purchaser the written verification made by such notary public upon receipt thereof;

                       (vi) the Vendors shall cause the Additional Intellectual Property, including, all works of authorship, formulas, processes, routines, subroutines, techniques, concepts, object code, flow charts, diagrams, coding sheets, source code, listings and annotations, programmers' notes, information, workpapers, work product, manuals and other materials of any type whatsoever that pertain to or are used in connection with the SurSoft Software or that are relevant to an understanding or to the development of the SurSoft Software, or to the performance of the SurSoft Software of its intended function or purpose to be delivered to the Purchaser; and

                       (vii) as consideration for the Deliverables, the Purchaser shall deliver to the Escrow Agent the Initial Deliverables Payment and as consideration for the Non-Deliverables, the Purchaser shall pay to or to the order of the Vendors the Non-Deliverables Payment.

     3.3   Taking of Further Action. If, at any time after the Closing Date, any
           ------------------------
further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title, interest and possession to all the Transferred Assets, the Vendors, or any one of them, shall take all such necessary, or desirable action.


                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE VENDORS

     Except as set forth in the disclosure schedule attached hereto as Schedule 1 (the "Disclosure Schedule"), each Vendor, severally and not jointly, hereby represents and warrants to the Purchaser that the statements contained in this
Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained herein.

     4.1   Due Execution. Each of this Agreement and the Related Agreements has
           -------------
been duly and validly executed and delivered by, or on behalf of, such Vendor and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes a valid and binding obligation of such Vendor, enforceable against such Vendor in accordance with its terms.

     The "Related Agreements" shall mean the Noncompetition Agreements (as such term is defined below).

     4.2   No Conflict. Neither the execution and delivery of each of this
           -----------
Agreement and the Related Agreement nor the performance by such Vendor of his respective obligations hereunder and thereunder, violate, conflict with, or constitute a default under any agreement or commitment to which such Vendor is a party, or violate any statute or law or any judgment, decree, order, regulation or rule of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity") applicable to such Vendor that would preclude such Vendor from entering into this Agreement and the Related Agreement, or consummating the transactions contemplated hereby and thereby.

     4.3   Consents. No consent, waiver, approval, order or authorization of, or
           --------
declaration, filing or registration with, any Governmental Entity or any third party is required to be made or obtained by such Vendor in connection with the execution and delivery by such Vendor of each of this Agreement and the Related Agreement or the performance by such Vendor of his respective obligations hereunder and thereunder or the consummation by such Vendor of the transactions contemplated herein or therein.

     4.4   Tax Matters.
           -----------

             (a)  Definition of Taxes. For the purposes of this Agreement, "Tax"
                  -------------------
or, collectively, "Taxes", means (i) any and all federal, state, province, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorum, goods and services, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

             (b)  Tax Returns.  As of the Closing Date, to the extent the
                  -----------
failure to do so would materially and adversely affect such Vendor, the Transferred Assets or such Vendor's ownership or use of the Transferred Assets, such Vendor will have prepared and timely filed or made a timely request for extension for all required federal, state, province, local and foreign returns, estimates, information statements and reports ("Returns") which he is required to file; and (ii) will have paid or accrued all Taxes he is required to pay or accrue as shown on the Returns. There are (and immediately following the Closing there will be) no Liens or similar encumbrances on the Transferred Assets relating or pertaining to Taxes, except with respect to Taxes not yet due and payable. Neither Vendor has any knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the Transferred Assets or would otherwise materially and adversely affect either Vendor or the Transferred Assets.

     4.5   Litigation.  There is no action, suit, claim, proceeding or
           ----------
arbitration of any nature pending, threatened against such Vendor or the Transferred Assets that may affect the Transferred Assets. There is no investigation pending or, to such Vendor's knowledge, threatened against such Vendor or the Transferred Assets by or before any court or other Governmental Entity that may affect the Transferred Assets.

     4.6   Brokers' and Finders' Fees. Such Vendor has not incurred, nor will he
           --------------------------
incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     4.7   Compliance with Laws. Such Vendor has complied with all laws,
           --------------------
regulations, rules and orders (including those relating to environmental matters) of any Governmental Entity applicable to him which relates to the Transferred Assets. Such Vendor has not received any written notice of any asserted violation of any such laws, regulations, rules or orders. Such Vendor has not received any written notice that any investigation or review by any Governmental Entity with respect to the Transferred Assets is pending or that any such investigation or review is contemplated, except where the outcome of such investigation or review would not have a material adverse effect on the ownership of the Transferred Assets.

     4.8   Complete Copies of Materials.  Prior to the Closing, the Vendors have
           ----------------------------
delivered to the Purchaser true and complete copies of each agreement, contract, commitment or other document (or summaries of same) that is referred to in the Disclosure Schedule or that has been requested by the Purchaser or its counsel.

     4.9   Powers of Attorney.  There are no outstanding powers of attorney
           ------------------
executed on behalf of such Vendor in respect of the Transferred Assets.


     4.10  Intellectual Property of the Vendors.
           ------------------------------------

           (a) For the purposes of this Agreement, "Intellectual Property Rights" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States non-United States (excepting Ireland) foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, technology, technical data and customer lists, and all documentation relating to any of the foregoing;
(iii) all copyrights, copyrights registrations, domain names and email domains and applications therefor, and all other rights corresponding thereto throughout the world (except Ireland); (iv) all mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world (except Ireland); (v) all industrial designs and any registrations and applications therefor throughout the world (except Ireland); (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor throughout the world (except Ireland); (vii) all databases and data collections and all rights therein throughout the world (except Ireland); and (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing throughout the world (except Ireland).

           (b) Section 4.10(b) of the Disclosure Schedule lists all United States, Uruguay and all other jurisdictions: (i) patents, patent applications (including provisional applications) related to the SurSoft Software and the Additional Intellectual Property; (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations related to trademarks, related to the SurSoft Software and the Additional Intellectual Property; (iii) registered copyrights, domain names and email domains and applications therefore related to the SurSoft Software and the Additional Intellectual Property; (iv) mask work registrations and applications to register mask works, related to the SurSoft Software and the Additional Intellectual Property; and (v) any other

Intellectual Property Rights of each Vendor, related to the SurSoft Software and the Additional Intellectual Property, that is the subject of an application, certificate or registration issued by or recorded by any state, government or other public legal authority (collectively, the "Registered Intellectual Property"), none of which is situate in Ireland.

           (c) Section 4.10(c) of the Disclosure Schedule lists any proceedings or actions before any court, tribunal (including the United States Patent Office or equivalent authority anywhere in the world) related to any of the Registered Intellectual Property.

           (d) Such Vendor has complied with all applicable disclosure requirements and has not committed any fraudulent act in the application for and maintenance of any patent, trademark or copyright related to the SurSoft Software and the Additional Intellectual Property.

           (e) Each item of Registered Intellectual Property is and will be following the Closing Date, valid and subsisting, for the term listed in Section 4.10(e) of the Disclosure Schedule all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Uruguay or other jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 4.10(d) of the Disclosure Schedule lists all actions and payments that must be made in the six month period following the Closing Date in connection with the preservation or maintenance of the Registered Intellectual Property.

           (f) The contracts, licenses and agreements listed on Schedule 4.10(f) include all contracts, licenses and agreements, to which such Vendor or a Company is a party with respect to any intellectual property related to the SurSoft Software or the Additional Intellectual Property with a potential value or cost in excess of $10,000.

           (g) Except as noted in Section 4.10(g) of the Disclosure Schedule, such Vendor has not and to the extent a Company (as defined below) is a party, such Company has not, breached, violated or defaulted under, or received notice that he has breached, violated or defaulted under, any of the material terms or conditions of (i) the contracts, licenses and agreements listed in Schedule 4.10(f) attached hereto (collectively, the "License Agreements") to which such Vendor or a Company, as the case may be, is a party in connection with the use of the SurSoft Software, and (ii) such Vendor is not aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each License Agreement is in full force and effect and, except as otherwise disclosed in Section 4.10(g) of the Disclosure Schedule, is not subject to any default thereunder of which such Vendor is aware by any party obligated to a Vendor thereto

           (h)  Except as set forth in Section 4.10(h) of the Disclosure
Schedule: (i) no person has any rights to use any of the SurSoft Software or the Additional Intellectual Property; and (ii) such Vendor has not granted to any person, nor authorized any person to retain any rights in the SurSoft Software or the Additional Intellectual Property.

           (i) Except as set forth on Section 4.10(i) of the Disclosure Schedule the Vendors owns and have good and exclusive title to the SurSoft Software and the Additional Intellectual Property, including all Registered Intellectual Property listed on Section 4.10(b) of the Disclosure Schedule, free and clear of any Lien or encumbrance.

           (j) The SurSoft Software and the Additional Intellectual Property have not, do not and will not infringe or misappropriate any rights of any other person including Intellectual Property Rights or constitute unfair competition or trade practices under the laws of any jurisdiction.

           (k) Except as listed on Section 4.10(k) of the Disclosure Schedule, there are no contracts, licenses and agreements between such Vendor and any other person with respect to the SurSoft Software and the Additional Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Vendors thereunder.

           (l) Except as listed on Section 4.10(l) of the Disclosure Schedule, no person has or is infringing or misappropriating any rights in any of the Transferred Assets (including the SurSoft Software and the Additional Intellectual Property).

           (m) Each of the SurSoft Software and the Additional Intellectual Property is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof by the Vendors or their licensees', or which may affect the validity, use or enforceability of the SurSoft Software or the Additional Intellectual Property.

           (n) Except as set forth in Schedule 4.10(b), the SurSoft Software and the Additional Intellectual Property and any other copyrighted work included in the Transferred Assets constitutes an original work of Vendors.

           (o) To the extent that the SurSoft Software and the Additional Intellectual Property and any other copyrighted work included in the Transferred Assets has been developed or created by any person other than the Vendors, the Vendors have a written agreement with such person with respect thereto and the Vendors thereby have obtained ownership of, and is the exclusive owners of, all such SurSoft Software, Additional Intellectual Property or work and all Intellectual Property Rights therein by operation of law or by valid assignment.

           (p) For the SurSoft Software and the Additional Intellectual Property, the Vendors, provided that the Purchaser shall bear all costs and expenses associated therewith, will cooperate fully and assist the Purchaser in the preparation, execution, filing and preparation of the documents necessary to register the copyright in all versions of all of the SurSoft Software and the Additional Intellectual Property with the United States Copyright Office (or equivalent authority anywhere in the world).

           (q) Each version of the SurSoft Software currently marketed or supported by the Vendors performs substantially in accordance with its respective documentation. The Vendors, prior to the Closing Date, scanned and disinfected the SurSoft Software using a then-current version of commercially available third party antivirus software. Such Vendor is not aware of the SurSoft Software containing any virus, Trojan horse, worm, or other Software designed to permit unauthorized access to the SurSoft Software or any part or component thereof or to cause any damage, disability, loss of data, denial of access or of service, or which will cause the SurSoft Software or any part thereof to be disabled, erased, shut down, inoperable or otherwise incapable of being used by the Purchaser or its customers or any back door, time bomb, software lockout key or device, drop dead routine, or other Software designed to disable the SurSoft Software or cause or facilitate any of the foregoing.

           (r) None of the Vendors' Intellectual Property Rights in the SurSoft Software or the Additional Intellectual Property or the Registered Intellectual Property is situate in Ireland.

     4.11  Representations Complete. None of the representations or warranties
           ------------------------
made in this Article IV (as modified by the Disclosure Schedule), nor any statement made in any schedule or certificate furnished by the Vendors pursuant to this Agreement contains, as of the date hereof, any untrue statement of a material fact, or omits, as of the date hereof, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. There is no event, fact or condition that materially and adversely affects on the ownership or use of the Transferred Assets, or that reasonably could be expected to do so, that has not been set forth in this Agreement or in the Disclosure Schedule.


                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


     The Purchaser represents and warrants to the Vendors that the statements contained in this Article V are correct and complete as of the Closing Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V).

     5.1   Organization, Standing and Power. The Purchaser is a corporation
           --------------------------------
duly organized and validly existing under the laws of Ireland. The Purchaser has the corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets, financial condition, or results of operations of the Purchaser or the ability of the Purchaser to consummate the transactions contemplated hereby.

     5.2   Authority. The Purchaser has all requisite corporate power and
           ---------
authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser and no further action is required on the part of the Purchaser to authorize this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby, except as expressly set forth elsewhere herein. This Agreement and the Related Agreements have been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Purchaser, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, liquidation, re-organization, administration and examination, the fraudulent preference of creditors and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     5.3   No Conflict. The execution and delivery of this Agreement and the
           -----------
Related Agreements, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (i) any provision of the memorandum and the articles of association of the Purchaser or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to either the Purchaser or its properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby and thereby.

     5.4   Consents. No consent, approval, order or authorization of, or
           --------
registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the Related Agreements by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby and thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the laws of any country, and
(ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby and thereby.

     5.5   Brokers' and Finders' Fees. No broker, finder or investment banker
           --------------------------
is entitled to any brokers', finders' or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or the Parent.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS


     6.1   Conduct of Business Prior to Closing. During the period commencing
           ------------------------------------
on the close of business on the date hereof and ending on the Closing Date (the "Interim Period"), the Vendors will cause Demasur Trading, S.A. ("Demasur"), Teraplus S.A. ("Teraplus") and SMS Limitada ("SMS") (collectively, the "Companies" and individually a "Company") to conduct their business and operations in the ordinary course of business consistent with past practices of each Company ("Ordinary Course of Business").

           (a) Without limiting the generality of the foregoing, the Vendors will cause each Company to:

                (i) use its best efforts to preserve intact its current business organization, keep available the services of its present employees, agents and consultants on terms no less favorable to the Companies than those existing on May 4, 2000; and

                (ii) use its best efforts to maintain good relations with, and the goodwill of, its suppliers, customers, landlords, creditors, distributors, and all other persons having business relationships with such Company.

     6.2   Conduct of Vendors . During the Interim Period, the Vendors agree
           ------------------
that they will use their best efforts to preserve intact the Transferred Assets. Except as contemplated in this Agreement, without the prior written consent of the Purchaser, the Vendors shall not:

           (a) sell, convey, transfer, assign or license to any person or entity any rights to the Transferred Assets;

           (b) enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to Transferred Assets;

           (c) amend or otherwise modify (or agree to do so) or violate the terms of any License Agreement;

           (d) commence any litigation related to the Transferred Assets; enter into any license agreement with respect to the Transferred Assets or any intellectual property of any third party for the purpose of its use with the Transferred Assets; or

           (f) agree in writing or otherwise to take any of the actions described in Sections 6.2(a) through (e) above, or take (or agree in writing not to take) any other action, of any kind, with respect to the Transferred Assets or that would prevent the Vendors from performing or cause the Vendors not to perform their covenants hereunder.

     6.3   Access to Information. During the Interim Period, the Vendors shall
           ---------------------
afford the Purchaser and its accountants, counsel and other representatives (collectively, the "Representatives") reasonable access during normal business hours upon reasonable notice to all of the properties, books, contracts, commitments, records and all other information concerning the Transferred Assets as the Purchaser may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

     6.4   Confidentiality.
           ---------------

           (a) Each party to this Agreement (the "Receiving Party") will use its reasonable best efforts to keep confidential and will not use for any improper purpose or disclose to any person (other than its Representatives) any information or knowledge obtained from any other party (the "Disclosing Party") pursuant to the investigation pursuant to Section 6.2 or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby ("Confidential Information"). Notwithstanding the foregoing, Confidential Information does not include such information or knowledge that (i) is or becomes generally available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, unless the Receiving Party knows that such source is prohibited from disclosing the information to the Receiving Party by a contractual, fiduciary or other legal obligation to the Disclosing Party, (ii) is disclosed with the prior written approval of the Disclosing Party, (iii) was independently developed by the Receiving Party without any use of the Confidential Information and by employees or other agents of (or independent contractors hired by) the Receiving Party who have not been exposed to Confidential Information, (iv) was in the public domain at the time it was disclosed or becomes in the public domain through no fault of the Receiving Party, (v) was known to the Receiving Party on a non-confidential basis before its disclosure by the Disclosing Party to the Receiving Party, or (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the Receiving Party shall provide prompt notice thereof to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure.

           (b) Each party shall use its reasonable best efforts, including the execution of proprietary non-disclosure agreements with employees and consultants, and legal action, to enforce compliance with the provisions of this
Section 6.4 by its Representatives, partners, directors, officers, employees and any third party having access to the other party's Confidential Information.

           (c) Unauthorized use by either party of Confidential Information provided to it by the other party hereunder will diminish the value to the other party of such information. If either party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the other party shall be entitled to equitable relief to protect its interests therein, including injunctive relief as well as money damages.

     6.5   Expenses. Whether or not the Closing of the transactions
           --------
contemplated hereby occurs, all fees and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation of the terms and conditions of this Agreement and the Related Agreement and the consummation of the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.

     6.6   Public Disclosure. No party to this Agreement shall issue any press
           -----------------
release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other parties hereto. Notwithstanding the foregoing, any party hereto may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other parties hereto prior to making the disclosure).

     6.7   Exclusive Dealing. During the Interim Period, the Vendors shall not,
           -----------------
directly or indirectly, solicit, initiate and encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any person (other than the Purchaser) relating to any transaction involving the sale of the Transferred Assets, the sale of any shares of the Companies held by the Vendors or the issuance of new shares of the Companies (other than as permitted in this Agreement). The Vendors will notify the Purchaser immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

     6.8   Notification of Certain Matters. The Vendors shall give prompt
           -------------------------------
notice to the Purchaser of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which may cause any representation or warranty of the Vendors or the Purchaser contained in this Agreement to be untrue or inaccurate at the Closing Date and (ii) any failure of the Vendors to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     6.9   Employment Compensation. On and after the Closing Date, each of
           -----------------------
Sanchez or Spangenberg is entitled to receive as compensation for his services as an employee of either the Purchaser, the Subsidiary Company or the Local Company, as the case may be, of $125,000 per annum as a base salary (the "Base Compensation"). The Base Compensation shall be paid periodically in accordance with normal payroll practices of the Purchaser or the Subsidiary Company, as the case may be, and subject to the withholding as required by the laws of Uruguay. If either Sanchez or Spangenberg, as the case may be, is terminated or released by the Purchaser, the Subsidiary Company or the Local Company for any reason whatsoever, including for Cause or Total Disability, he shall not be entitled to receive any further compensation for his services (including the right to receive any payments with respect to Base Compensation) or any severance payment, except such payments as he may be entitled to pursuant to (i) this Agreement and/or (ii) the laws of Uruguay.

     6.10  Noncompetition Agreement. On or prior to the Closing Date, the
           ------------------------
Purchaser, the Subsidiary Company and the Local Company and each of Spangenberg and Sanchez shall enter into a non-competition agreement (the "Noncompetition Agreements") in substantially the form attached hereto as Exhibit 6.10.
                                                          ------------

     6.11  Payments to Employees. At Closing, the Vendors agree to distribute
           ---------------------
an amount not less than the Employee Amount (as defined in Exhibit A attached
                                                           ---------
hereto) of the Non-Deliverables Payment to those employees of each Company as of the Closing Date. On the Second Payment Date, the Vendors agree to distribute an amount not less than the Employee Amount of the Conditional Deliverables Payment to the employees of the Purchaser, the Subsidiary Company, the Local Company or their affiliates or subsidiaries at such date who were employed by a Company at

Closing. The Vendors further agree to notify the Purchaser of each of the foregoing distributions within five days of the occurrence of the same.

     6.12  Subsidiary Company Lease. The Purchaser agrees to use its reasonable
           ------------------------
best efforts to enter into a binding lease agreement, (the "Lease Agreement") with respect to the Subsidiary Company with the appropriate governmental authorities in Uruguay within ten (10) business days of the date hereof.

     6.13  Additional Documents and Further Assurances. Subject to the terms
           -------------------------------------------
and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that the Purchaser shall not be required to agree to any divestiture by the Purchaser or its subsidiaries or affiliates of shares of capital stock or of any business, assets or property of the Purchaser or its subsidiaries or affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and capital stock. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instrument and do and perform such other acts and things as may be reasonable necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.


                                  ARTICLE VII

                           CONDITIONS TO THE CLOSING

     7.1   Conditions to Obligations of the Vendors. The obligations of the
           ----------------------------------------
Vendors to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Vendors:

           (a) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such time;

           (b) The Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date;

           (c) The Vendors shall have been provided with a certificate, dated the Closing Date and executed on behalf of the Purchaser by its Chief Operating Officer or any Vice President to the effect that each of the conditions specified in Section 7.1(a) and Section 7.1(b) have been satisfied in all respects;

           (d) There shall not be in effect any order of a court of competent jurisdiction preventing consummation of the transaction, nor shall there have been taken any action, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transaction contemplated hereby by a Governmental Entity that makes consummation of the transactions contemplated hereby illegal;

           (e) Trintech Group plc, the Local Company and the Subsidiary Company shall have executed an agreement pursuant to which Trintech Group plc, the Local Company and the Subsidiary Company agree to guarantee to the Vendors the full and prompt payment when due of the Second Deliverables Payment and the Contingent Payments in accordance with the terms set forth herein subject to conditions reasonably satisfactory to the parties thereto;

           (f) Trintech Group plc and the Purchaser shall have executed the Escrow Letter; The Vendors shall have received the legal opinion of counsel to the Purchaser and Trintech Group plc in form and substance satisfactory to the Vendors acting reasonably;

           (h) The Purchaser shall have delivered (i) to the Vendors, the Non-Deliverable Payment and (ii) to the Escrow Agent, the Initial Deliverables Payment subject to, and in accordance with, the terms of this Agreement

           (i) The agreement entitled share subscription agreement in substantially the form attached hereto as Exhibit 7.1(i) (the "Share
                                          --------------
Subscription Agreement") shall have been executed by Trintech Group plc;

           (j) The agreement entitled second share subscription agreement in substantailly the form attached hereto as Exhibit 7.1(j) (the "Second
                                          --------------
Subscription Agreement") shall have been executed by Trintech Group plc; and

           (k) The guarantee agreement in substantially the form attached hereto as Exhibit 7.1(k) shall have been executed by Trintech Group plc, the Subsidiary Company and the Local Company.

     7.2   Conditions to the Obligations of the Purchaser. The obligations of
           ----------------------------------------------
the Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Purchaser:

           (a) The representations and warranties of each Vendor in this Agreement shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such time;

           (b) Each Vendor shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it or him as of the Closing Date;

           (c) The Purchaser shall have been provided with a certificate, dated the Closing Date and executed by each Vendor to the effect that each of the conditions specified in Section 7.2 (a) and Section 7.2(b) have been satisfied in all respects;

           (d) The parties hereto shall have received all other consents, waivers, and approvals listed on the Disclosure Schedule or as otherwise may be required to be obtained in order to enable the Purchaser to continue to enjoy all of its material rights and benefits following consummation of the transactions contemplated hereby shall have been obtained;

           (e) The parties shall not be aware of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition challenging the transactions contemplated hereby or the Related Agreement nor shall any proceeding brought by any Governmental Entity, in the United States, Ireland, Uruguay or otherwise, seeking any of the foregoing be pending. In addition, all Uruguay and Ireland regulatory approvals which are necessary have been obtained;

           (f) No action, suit, claim or proceeding of any nature shall be pending or threatened against either Vendor arising out of, in any way connected with, or seeking to prevent the closing of the transactions contemplated by the terms of this Agreement;

           (g) During the Interim Period, there shall not have occurred any changes that had or are likely to have a material adverse effect on the business, assets (including the Transferred Assets), financial condition, results of operations or prospects of Demasur, Teraplus and SMS, respectively;

           (h) The Purchaser and Trintech Group plc shall have received the legal opinion of Mrs. Alicia Seijas, counsel to the Vendors, in substantially the form attached hereto as Exhibit 7.2(h);
                            --------------

           (i) The Noncompetition Agreements shall have been duly executed and delivered by the parties thereto and shall be in full force and effect;

           (j) On or prior to the Closing Date, the Vendors shall have delivered to each party to the License Agreements listed on Schedule 4.10(f) a notice of termination of each such License Agreement according to the provisions contained therein or in accordance with the laws of Uruguay;

           (k) The Purchaser shall have received evidence satisfactory to it of the incorporation of the Zona Franca company by the Purchaser (the "Subsidiary Company") and that the Lease Agreement has been registered and approved in and by the appropriate governmental authorities in Uruguay;

           (l) The Vendors shall have made their best efforts to cause each "Key Employees" listed in the employee list attached hereto as Schedule 7.2(l) (the "Key Employees") to accept the Purchaser's, the Subsidiary Company's or the Local Company's offer of employment;

           (m) The Purchaser shall have received evidence satisfactory to it that each current and former employee of each Company has executed a written agreement with such Company or the Vendors that such employee has assigned all copyright and waived all other rights (including moral rights) and claims, if any, in and to the SurSoft Software, the Additional Intellectual Property and all Intellectual Property Rights contained therein;

           (n) The Purchaser shall be satisfied that, prior to Closing, the Vendors have caused Demasur to convey, transfer, assign and deliver all of Demasur's right, title and interest in and to the SURCARD trademark to one of the Vendors;

           (o) The Share Subscription Agreement has been executed by the Vendors;

           (p) The Second Subscription Agreement has been exeucted by the Vendors; and

           (q) All actions to be taken by the Vendors in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser.


                                 ARTICLE VIII

                             POST-CLOSING COVENANTS


     8.1   General. In case at any time after the Closing any further action is
           -------
necessary to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article IX below).

     8.2   Confidentiality. The Vendors will treat and hold as such all of the
           ---------------
Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of the Parent, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that either of the Vendors is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Vendor will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 8.2. If, in the absence of a protective order or the receipt of a waiver hereunder, either Vendor is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Vendor may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Vendor shall use his reasonable best efforts to obtain, at the reasonable request of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.



                                  ARTICLE IX

             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY


     9.1   Survival of Representations, Warranties and Covenants. All
           -----------------------------------------------------
representations and warranties of each Vendor in this Agreement or in any instrument delivered pursuant to this Agreement and all covenants to be performed prior to the Closing Date shall survive the Closing for a period ending on the date two (2) years from the Closing Date; provided, however, that the representations and warranties set forth in Section 4.4 (Taxes) shall survive for a period ending on the date five (5) years from the Closing Date.

     9.2   Agreement to Indemnify. Each Vendor (the "Indemnitors") agrees,
           ----------------------
severally and not jointly, to indemnify and hold the Purchaser and its affiliates, officers, directors, employees and shareholders (collectively, the "Purchaser Indemnitees") harmless against any losses, claims, damages, costs, expenses or other liabilities (including reasonable attorneys' fees and expenses) (collectively, "Damages") resulting from (i) any breach of or inaccuracy in any representations and warranties of any Indemnitor set forth in this Agreement, or (ii) any breach or default by any Indemnitor of any covenant, obligation or other agreement of any Indemnitor under this Agreement or under the Related Agreements, or (iii) any liabilities associated with any Company, or
(iv) the execution, acknowledgement, and delivery to the Purchaser of the General Assignment of Intellectual Property and Copyright Assignment (each, a "Purchaser Indemnified Claim"). Notwithstanding the foregoing, the several and not joint indemnity obligations of each Indemnitor shall be limited to (other than with respect to claims of the Purchaser Indemnitees against the Indemnitors, or any one of them, for fraud or willful breach or with respect to claims arising as a result of Section 9.2(iii) for which the dollar amount of the indemnification shall be unlimited) the Indemnity Amount (as defined in Exhibit A attached hereto). This indemnification shall survive the Closing for a
---------
period ending on the date two (2) years from the Closing Date; provided, however, any Purchaser Indemnified Claim related to a breach of the representations and warranties set forth in Sections 4.4 (Tax) and shall survive for a period ending on the date five (5) years from the Closing Date (the "Indemnity Termination Date").

     9.3   Survival of Indemnity; Time Limit. The indemnification obligations
           ---------------------------------
of each Indemnitor pursuant to Section 9.2 shall apply only to those claims for indemnification as to which the Purchaser Indemnitees have given written notice thereof on or prior to the Indemnity Termination Date; provided that the foregoing shall not limit the liability of the Indemnitors for Damages resulting from a Purchaser Indemnifiable Claim incurred by Purchaser Indemnitees after the Indemnity Termination Date as long as Purchaser Indemnitees have made claims prior to the Indemnity Termination Date in respect of such Damages.

     9.4   Procedure for Asserting Claims.
           ------------------------------

           (a) If the Purchaser Indemnitees wishes to assert a claim for indemnific pursuant to this Article IX (a "Claim"), the Purchaser Indemnitees shall prepare and deliver to the Indemnitors a certificate signed by an officer of the Purchaser or the Parent (an "Officer's Certificate") providing notice of such Claim and specifying in reasonable detail the date the Damages relating to such Claim were paid, incurred or otherwise arose, and the nature of the misrepresentation or breach to which such Damages are related. The Purchaser Indemnitees shall act reasonably and in good faith in preparing any such Officer's Certificate and in specifying any alleged Damages.

           (b) If the Indemnitors wish to dispute a Claim set forth in an Officer's Certificate, the Indemnitors shall provide written notice to the Purchaser Indemnitees of such disagreement within fifteen (15) days of the receipt from the Purchaser Indemnitees of the Officer's Certificate. In the event the Purchaser Indemnitees receives such notice, the Purchaser Indemnities shall have fifteen (15) days from the date of receipt to respond in a written statement to the objection of the Indemnitors. If after such fifteen (15) day period there remains a dispute as to any Claim, the Indemnitors and the Purchaser Indemnitees shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such Claim. If no such agreement can be reached after such good faith negotiation, the Indemnitors or the Purchaser Indemnitees may, by written notice to the other parties, demand arbitration of the matter in accordance with Section 12.7; provided, however, that if the amount of the damage or loss is at issue in pending litigation with a third party, the arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. The decision of the arbitrators as to the validity and amount of any Claim in such Officer's Certificate shall be binding and conclusive upon the Indemnitors and the Purchaser Indemnitees. The Officer's Certificate as finally determined by the Accountant shall become the "New Officer's Certificate" for the purposes of that Claim.

           (c) If the Indemnitors do not object to a Claim in the manner set forth in subsection 9.4(b) or if the arbitrators have finally determined the amount of such Claim, the Purchaser shall deduct the amount of the Claim (as set out in the Officer's Certificate or the New Officer's Certificate, as applicable) from the Contingent Payments that the Vendors are entitled to earn pursuant to Section 2.2 until the full amount of the Claim, subject to the limitation of liability set forth in Section 9.2, has been satisfied.


                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     10.1  Termination. This Agreement may be terminated at any time prior to
           -----------
the Closing Date:

           (a)  by mutual consent of all the parties hereto; or

           (b) by any party hereto if the Closing has not occurred on or before October 31, 2000 other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement which are required to be performed at or prior to the Closing Date; or;

           (c) by the Purchaser or the Vendors if there shall be an order of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated hereby; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity which would (i) make the consummation of the transactions contemplated hereby illegal; (ii) prohibit ownership by the Purchaser of the Transferred Assets; or (iii) compel the Purchaser to dispose of all or a material portion of the business or assets of the Purchaser as a result of the transactions contemplated hereby; or

           (d) by the Purchaser if it is not in material breach of its obligations under this Agreement and there has been a breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part any Vendor and such material breach has not been cured by such Vendor within fifteen (15) days of receipt of notice from the Vendors of such material breach; or

           (e) by the Purchaser upon the happening of an insolvency (however evidenced) or the commission of any act of insolvency by a Vendor or the filing of any petition or the commencement of any proceeding by or against a Vendor for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors which has not been cured within fifteen (15) days of the occurrence of the same; or

           (f) by the Vendors upon the happening of an insolvency (however evidenced) or the commission of any act of insolvency by the Purchaser or the filing of any petition or the commencement of any proceeding by or against the Purchaser for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors which has not been cured within fifteen (15) days of the occurrence of the same; or

           (g) by the Vendors if they are not in breach of their obligations under this Agreement and there has been a breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of the Purchaser, and such material breach has not been cured by the Purchaser within fifteen (15) days of receipt of notice from the Purchaser of such material breach.

     10.2  Effect of Termination. In the event of termination of this Agreement
           ---------------------
as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser, any Vendor or their respective officers, directors or shareholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that the provisions of Sections 6.4, 6.5, 10.2 and 12.7 and Articles VIII and IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     10.3  Amendment. This Agreement may be amended by the parties hereto at
           ---------
any time by execution of an instrument in writing signed by or on behalf of each of the parties hereto.

     10.4  Extension; Waiver. At any time prior to the Closing Date, the
           -----------------
Purchaser, on the one hand, and the Vendors, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE XI

                                  EMPLOYEES


     11.1  Employees.
           ---------

           (a) At Closing, the Vendors shall provide the Purchaser with an up-to-date list of the employees of the Companies. Subject to the Closing, the Purchaser agrees to cause the Subsidiary Company or the Local Company to offer employment effective as of the Closing Date on substantially similar terms and conditions of employment existing on the Closing Date to all of Key Employees.

           (b) The Vendors shall not attempt in any way to discourage Key Employees from accepting any offer of employment made by the Purchaser and shall not solicit the services of any of the Key Employees for a three year period following the Closing Date.

     11.2  Employee Liability. The Purchaser, the Subsidiary Company and the
           ------------------
Local Company shall not be responsible for:

           (a) any liabilities for salary, wages, bonuses, commission, vacation pay and other compensation and all liabilities under employee pension and benefit plans of the Companies relating to employment of all persons by the Companies prior to the Closing Date;

           (b) any severance payments, damages for wrongful dismissal and all related costs in respect of the termination by the Companies of the employment of any person who does not accept the Purchaser's, the Subsidiary Company's or the Local Company's offer of employment referred to in Section 11.1 and in respect of any person who is not offered employment by the Purchaser, the Subsidiary Company or the Local Company; and

           (c) All liabilities for claims for injury, disability, death or workers' compensation arising from or related to employment by the Companies prior to the Closing Date.

                                  ARTICLE XII

                              GENERAL PROVISIONS

     12.1  Notices.  All notices and other communications required or permitted
           -------
hereunder shall be in writing and shall be delivered by hand or delivered by overnight courier, freight prepaid, or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a) if to the Purchaser or the Subsidiary Company or the Local Company, to:

                                       Trintech Technologies Limited
                                       South Country Business Park
                                       Leopardstown, Dublin 18
                                       Attention:  Corporate Secretary
                                       Facsimile No.: (650) 227-7100

                    with a copy to:    Wilson Sonsini Goodrich & Rosati, P.C.
                                       650 Page Mill Road
                                       Palo Alto, California 94304-1050
                                       Attention:  Steven V. Bernard
                                       Facsimile No.:  (650) 493-6811

           (b)  if to Spangenberg, to: Eduardo Spangenberg
                                       Ciudad de Guayaquil No. 1313
                                       Montevideo, Uruguay
                                       Facsimile No.: (5982) 902-1337

           (c)  if to Sanchez, to:     Mario Sanchez
                                       Marco Bruto No. 1163
                                       Montevideo, Uruguay
                                       Facsimile No.: (5982) 902-1337

           in each case of (b) and (c)

                    with a copy to:    KPMG Ltda.
                                       Plaza de Cagancha 1335 P.7
                                       Montevideo, Uruguay
                                       Attention: Alicia Seijas
                                       Facsimile No.: (5982) 902-1337

     Each such notice or other communication shall for all purposes of this Agreement be treated as effective when received, and shall in any event be deemed to have been received when delivered, if delivered personally or sent by telecopy and confirmed in writing.

     12.2  Interpretation. The words "include," "includes" and "including" when
           --------------
used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Exhibits, such reference shall be an Exhibit to this Agreement unless otherwise indicated. As used in this Agreement, the phrase "to the best of [a party's] knowledge," "to [a party's] knowledge," "[a party] is not aware," and similar phrases shall mean the knowledge of such party, or of the officers and directors of such party, after careful consideration of the matters set forth in the representation that is so qualified and a reasonably diligent review of all files, documents, agreements and other materials in such person's possession or subject to his or her control.

     12.3  Counterparts. This Agreement may be executed in one or more
           ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     12.4  Entire Agreement; Assignment. This Agreement, the schedules and
           ----------------------------
Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned, by operation of law or otherwise, except as otherwise specifically provided and except that the Purchaser or the Parent may assign their respective rights and delegate their respective obligations hereunder to any wholly owned subsidiary, directly or indirectly, of the Parent.

     12.5  Severability. In the event that any provision of this Agreement, or
           ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     12.6  Other Remedies. Except as otherwise provided herein, any and all
           --------------
remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     12.7  Arbitration.  Except if any dispute arises with respect to the
           -----------
enforceability of this Section 12.7, if any dispute arises with respect to this Agreement or the Related Agreements or the transaction contemplated hereby or thereby, then any party (the "Demanding Party") may demand, by written notice to each other party to the dispute (collectively, the "Responding Party"), that such issue shall be settled by binding arbitration to be held in San Francisco, California (an "Arbitration

Agreement"). All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "Arbitration Rules"). The Demanding Party and the Responding Party shall each designate one (1) arbitrator within fifteen (15) calendar days after the delivery of the Arbitration Demand. Such designated arbitrators shall mutually agree upon and shall designate a third arbitrator (the "third arbitrator"). The final decision of a majority of the arbitrators shall be furnished to Demanding Party and the Responding Party in writing and shall constitute a conclusive determination of the issue in question, binding upon all parties and shall not be contested by any of them. The non-prevailing party shall bear all costs and expenses associated with such arbitration, including all arbitrators' fees and attorneys' fees.

     12.8  Governing Law. This Agreement shall be governed by and construed in
           -------------
accordance with the laws of Uruguay, without regard to applicable principles of conflicts of laws thereof.

     12.9  Currency. All references in this Agreement to dollars or to "$",
           --------
unless otherwise specifically indicated, are expressed in U.S. currency.

     12.10  Rules of Construction. The parties hereto agree that they have been
            ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, each party hereto has caused this Asset Purchase Agreement to be duly executed on its behalf, all as of the date first written above.

                                    Given under the common seal of:

                                    TRINTECH TECHNOLOGIES LIMITED


                                    By____________________________
                                    Name:Kevin C. Shea
                                    Title: Chief Operating Officer


                                    ______________________________
                                    Eduardo Spangenberg


                                    ______________________________
                                    Mario Sanchez

                            Exhibits and Schedules
                            ----------------------

Schedule 1         -   Disclosure Schedule

Schedule 1.1(a)    -   SurSoft Software

Schedule 4.10(f)   -   License Agreements

Schedule 7.2(l)    -   Key Employees

Exhibit A          -   Certain Defined Terms

Exhibit B          -   Performance Milestones

Exhibit 2.2(a)     -   Form of  Escrow Letter

Exhibit 3.2        -   Form of General Assignment of Intellectual Property and
                       Copyright Assignment

Exhibit 6.10       -   Form of Noncompetition Agreement

Exhibit 7.1(i)     -   Form of Share Subscription Agreement

Exhibit 7.1(j)     -   Form of Second Subscription Agreement

Exhibit 7.1(k)     -   Form of  Guarantee

Exhibit 7.2(h)     -   Form of Opinion of Mrs. Alicia Seijas

* Certain schedules and exhibits to the Asset Purchase Agreement by and among Trintech Technologies Limited, Maria Sanchez and Eduardo Spangenberg, dated as of September 12, 2000, are not being filed herewith pursuant to Item 601(b)(2) of Regulation S-K. We undertake to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

                                   EXHIBIT A
                                   ---------

                             Certain Defined Terms

     As used in the Agreement, the following terms have the following meanings:

     "Business" means the SurSoft Software product line and services in existence as of the Closing Date and any new product line and services generated by the Vendors for the benefit of the Purchaser, the Subsidiary Company, the Local Company or Trintech Group plc after the Closing Date.

     "Commitment Amount" means the $399,000 paid to the Vendors by the Purchaser upon the execution of the letter of intent dated May 4, 2000, the payment of which is hereby acknowledged.

     "Conditional Deliverables Payment" means $3,800,000 which amount shall be the aggregate of the First Amount and the Escrowed Amount.

     "Contingent Payments" with respect to each Vendor means:

          year one    -  the greater of 12.5% of all revenues recognized by
                         Trintech Group plc or any of its subsidiaries or affiliates (including the Purchaser, the Subsidiary
                         Company or the Local Company) calculated in accordance with U.S. generally accepted accounting principles during the immediately preceding year from the Business as determined by the Purchaser in its sole discretion
                         (the "Business Revenue") and $200,000 ;

          year two    -  the greater of 12.5% of Business Revenue and $200,000;

          year three  -  the greater of 12.5% of Business Revenue and $212,500;

          year four   -  the greater of 12.5% of Business Revenue and $225,000;
                         and

          year five   -  the greater of 12.5% of Business Revenue and $237,500.

     "Employee Amount" means the amount of money that is not less than $300,000.

     "Escrowed Amount" means $1,500,000.

     "First Amount" means $2,300,000.

     "Indemnity Amount" with respect to each Vendor, means for any one claim or series of claims, $250,000 in the aggregate.

     "Initial Deliverables Payment" means $2,000,000.

     "Non-Deliverables Payment" means $2,300,000.

                                   EXHIBIT B
                                   ---------

                            Performance Milestones

     1. The payment by the Purchaser of the Second Purchase Payment is subject to the following conditions being fulfilled or performed by the Vendors on or prior to the Second Payment Date:

         (a) A full set of "Trintech" branded sales and marketing collateral of the SurSoft Software is developed;

         (b) A "Trintech" branded, English language sales demo of the SurSoft Software is developed;

         (c) The SurSoft Software is completely branded with the "Trintech" brand in all documentation, code, and user interface;

         (d) All documentation related to the SurSoft Software, including what is shipped to customers and what is maintained for internal references, is translated into English;

         (e) The Purchaser and the Vendors shall have agreed in the methodology for the product testing, taking into account the Purchaser's Quality Assurance methodology;

         (f) The SurSoft Software is packaged and released by the Purchaser's release management organization in either Ireland or Uruguay; and

         (g) A two-week training class for technical personnel with Course Guide and training database related to the SurSoft Software has been developed.














                                     -20-